Exhibit 23.11

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Pre-Effective Amendment No. 2 to the Registration Statement (No. 333-192106) of American Realty Capital Properties, Inc. on Form S-4 of our report dated February 21, 2013, relating to our audits of the consolidated financial statements of CapLease Inc. as of and for the year ended December 31, 2012 and the financial statement schedules and internal control over financial reporting, which is included in the June 14, 2013 Current Report on Form 8-K/A Amendment No. 1 and incorporated by reference in the July 23, 2013 Current Report on Form 8-K/A Amendment No. 2 filed by American Realty Capital Properties, Inc, both of which are incorporated by reference within this Joint Proxy Statement / Prospectus in this Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ McGladrey LLP

New York, New York

December 19, 2013